Exhibit 21.1

Subsidiaries of the Registrant

Imperium Grays Harbor, LLC, a Washington limited liability company

Imperium Renewables Hawaii LLC, a Hawaii limited liability company

Imperium Services LLC, a Washington limited liability company

Seattle Biodiesel LLC, a Washington limited liability company

Imperium Process Technologies LLC, a Nevada limited liability company